Exhibit 10.6

Execution Version

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”), dated as of the 9th of November, 2018 (the “Effective Date”), is by and between Apache Corporation, a Delaware corporation with offices located at 2000 Post Oak Boulevard, Suite 100, Houston Texas 77056 (“Licensor”) and Altus Midstream LP, a Delaware limited partnership, with offices located at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056 (“Licensee”).

WHEREAS, Licensor is the owner of the Licensed Marks (as defined below) and the Excluded Marks (as defined below);

WHEREAS, Licensor and Licensee are entering into this Agreement in connection with that certain Contribution Agreement, dated as of August 8, 2018, by and among Apache Midstream LLC, Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, Alpine High NGL Pipeline LP, Alpine High Subsidiary GP LLC, each of which is a subsidiary of Licensor, Kayne Anderson Acquisition Corp., and Licensee (“Contribution Agreement”); and

WHEREAS, Licensee wishes to use the Licensed Marks in connection with the Licensed Services (as defined below) in the Territory (as defined below) and Licensor is willing to grant to Licensee a License (as defined below) to use the Licensed Marks on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1. Definitions.

1.1 Capitalized Terms. For purposes of this Agreement, the following terms have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Contribution Agreement” has the meaning set forth in the recitals.

“Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” means any lien, charge, claim, condition, lease, pledge, option, right of first refusal, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition, or otherwise), and easement, or other restriction or limitation whatsoever, whether imposed by Law or agreement.

“Excluded Marks” mean all the trademarks set forth in Exhibit 2, in each case whether used on a standalone basis or in connection with any other trademark, design, company name, trade name, domain name, or other source identifier (other than as specifically used in the trademarks set forth in Exhibit 1).

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official, or other instrumentality of the United States, or any domestic state, county, city, or other political subdivision, governmental department, or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the parties or their respective businesses.

“Indemnified Party” has the meaning set forth in Section 9.1.

“Laws” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, order, or decree of a Governmental Entity.

“License” means the rights and licenses granted by Licensor to Licensee in Section 2.1.

“Licensed Field” means businesses of Licensee pertaining to gathering, processing, transportation, and storage of oil, gas, natural gas, or natural gas liquids.

“Licensed Marks” mean the trademarks set forth (and only as set forth) on Exhibit 1 whether registered or unregistered, including the applications for those trademarks and any registrations which may be granted pursuant to such applications. For the avoidance of doubt, the Licensed Marks shall not include any domain names, or any trademark that is a derivative of the trademarks set forth in Exhibit 1, or any Excluded Mark.

“Licensed Services” mean all products and services sold or provided by Licensee under the Licensed Marks in the Licensed Field.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Loss” means losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Notice” has the meaning set forth in Section 13.2.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Related Party” means Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, Alpine High NGL Pipeline LP, or Alpine High Subsidiary GP LLC.

“Term” has the meaning set forth in Section 10.1.

“Territory” means the United States of America and the United Mexican States.

“Third Party” means any Person other than Licensor, any Related Party, and Licensee.

1.2 Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The parties recognize that this Agreement is the product of the joint efforts of the parties. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(a) terms defined in Section 1.1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(c) references to Articles and Sections refer to Articles and Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(d) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section;

(e) the words “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(f) terms defined herein include the plural as well as the singular;

(g) the terms “day” and “days” mean and refer to calendar day(s). The terms “year” and “years” mean and refer to calendar year(s). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day;

(h) all exhibits or schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes;

(i) the word “or” is not exclusive; and

(j) the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

2. License Grant.

2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term a non-exclusive, non-transferable (except as provided in Section 12), sublicensable (only to a Related Party as provided in Section 2.3), royalty-free license to use the Licensed Marks solely on or in connection with the Licensed Services in the Territory.

2.2 Reservation of Rights. Without limiting the foregoing, all rights granted to Licensee under this Agreement are subject to Licensor’s reserved rights to use the Licensed Marks in its businesses, including in connection with the Licensed Services, or any products or services similar to or competitive with the Licensed Services, anywhere in the world. Any and all rights in and to the Licensed Marks not expressly granted to Licensee herein are reserved and retained by Licensor, as is the right to use any Excluded Mark in any manner.

2.3 Sublicensing Rights. Licensee shall not sublicense the License except solely to a Related Party to use the Licensed Marks solely on or in connection with the Licensed Services in the Territory pursuant to a fully executed sublicense in the form attached hereto as Exhibit 3, with the only changes thereto being insertion of missing factual information in the attached form. For avoidance of doubt, (i) any other change to such sublicense and (ii) any sublicense to any Person that is not a Related Party shall require Licensor’s prior written consent, which may be given or withheld in its sole and absolute discretion. Any sublicense made in violation of this Agreement shall be null and void ab initio.

2.4 Consideration. The consideration for the rights and licenses granted herein under Section 2.1 includes but is not limited to (i) the substantial benefits derived by the parties pursuant to this Agreement, and (ii) the consummation of the transactions by and among the parties and their affiliates as provided by the Contribution Agreement.

3. Use of the Licensed Marks.

3.1 Compliance with Licensor’s Directions. All Licensed Services offered for sale, sold, or otherwise used in commerce by Licensee in the Territory must carry the Licensed Marks. Licensee shall comply strictly with the specifications, standards, and guidance promulgated by Licensor from time to time as relating to the Licensed Marks.

3.2 No Other Marks. Apart from the Licensed Marks, no other trademark or logo may be affixed to, or used in connection with, the Licensed Services.

3.3 Trademark Notices. Licensee shall ensure that all Licensed Services provided by Licensee and all related quotations, specifications, and descriptive literature, and all other materials carrying the Licensed Marks, be marked with the appropriate trademark notices and as required by Law.

4. Ownership and Registration.

4.1 Acknowledgement of Ownership. Licensee acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Marks throughout the world, and all such right, title, and interest shall remain with Licensor. Licensee acknowledges that Licensee shall not acquire any right, title, or interest in the Licensed Marks by virtue of this Agreement other than the License granted hereunder, and Licensee hereby irrevocably assigns such rights to Licensor without further action by any of the parties. All goodwill and reputation generated by Licensee’s use of the Licensed Marks shall inure to the exclusive benefit of Licensor. Licensee shall not directly or indirectly contest, dispute, challenge, oppose, or seek to cancel Licensor’s right, title, and interest in and to the Licensed Marks.

4.2 Licensee Restrictions. Licensee agrees that it shall not, during the Term or thereafter, directly or indirectly:

(a) take, omit to take, or permit any action which will or may dilute the Licensed Marks or tarnish or bring into disrepute the reputation of or goodwill associated with the Licensed Marks or Licensor, or which will or may invalidate or jeopardize any registration of the Licensed Marks;

(b) take any action that would interfere with or prejudice Licensor’s ownership or registration of the Licensed Marks, the validity of the Licensed Marks, or the validity of the License granted by this Agreement;

(c) apply for, or obtain, or assist any Third Party in applying for or obtaining any registration of the Licensed Marks, or any trademark, service mark, trade name, or other indicia confusingly similar to the Licensed Marks in any country;

(d) use the Licensed Marks outside the Licensed Field or outside the Territory; or

(e) use the Excluded Marks in any manner whatsoever.

4.3 Maintenance of Registrations. Licensor shall have sole and exclusive control and discretion over all matters relating to the prosecution and maintenance of the Licensed Marks. Licensee shall provide, at Licensor’ request, all necessary assistance with such prosecution and maintenance. Licensee shall not have any claim of any nature whatsoever against Licensor based on or arising out of Licensor’s handling of or decisions concerning prosecution and maintenance of, or actions with respect to, the Licensed Trademarks.

4.4 No Encumbrances. Licensee shall not (a) grant or attempt to grant an Encumbrance against the Licensed Marks, (b) record any Encumbrance against any application or registration regarding any Licensed Mark in the United States Patent and Trademark Office or elsewhere, or (c) permit any such Encumbrance to exist other than an Encumbrance granted by Licensor.

4.5 Recordation of License. Licensee shall make all necessary filings, in such form reasonably acceptable to Licensor, to record the License granted to it in Section 2.1 in the relevant trademark registries in the Territory. Licensee will be solely responsible for payment of any recordation fees and all related expenses. Licensor shall provide reasonable assistance, at Licensee’s expense, to enable Licensee to comply with this Section 4.5.

5. Quality Control.

5.1 Acknowledgement. Licensee acknowledges and is familiar with the high standards, quality, style, and image of Licensor and the Licensed Marks, and Licensee shall, at all times, conduct its business and use the Licensed Marks in accordance with quality standards that are substantially equivalent to or stricter than those standards used by Licensor for the goods and services offered by it in commerce.

5.2 Compliance with Laws. In exercising its rights under this Agreement, Licensee agrees that the business operated by it in connection with the Licensed Marks shall comply with all Laws and requirements of any Governmental Entity in the Territory or elsewhere as may be applicable to the operation of its businesses and shall notify Licensor of any action that must be taken to comply with such Laws or requirements. Licensee shall promptly provide Licensor with copies of all communications with any Governmental Entity relating to the Licensed Marks or the Licensed Services.

5.3 Inspection of Facilities. Licensee shall permit and shall use its best efforts to obtain permission for, Licensor at all reasonable times and on reasonable notice to inspect Licensee’s or its subcontractor’s operations under the Licensed Marks to ensure compliance with the specifications, standards, and guidance promulgated by Licensor from time to time as relating to the Licensed Marks and with other requirements set forth in this Agreement.

5.4 Complaints. Licensee shall promptly provide Licensor with details of any complaints it has received relating to the Licensed Services together with reports on the manner in which such complaints are being, or have been, dealt with and shall comply with any reasonable directions given by Licensor in respect thereof.

5.5 Subcontracting. Licensee may subcontract certain business aspects of the Licensed Services provided that Licensee is liable for all acts and omissions of any subcontractor and shall indemnify, defend, and hold harmless Licensor against all Losses incurred or suffered by Licensor, or for which Licensor may become liable, arising out of any act or omission of any subcontractor, including any product liability claim relating to the Licensed Services provided by the subcontractor. For the avoidance of doubt, Licensee shall not grant any sublicense to the Licensed Marks to any subcontractor.

6. Marketing, Advertising, and Promotion.

6.1 Marketing and Advertising Requirements. Licensee shall ensure that its advertising, marketing, and promotion of the Licensed Services in no way reduces or diminishes the reputation, image, and prestige of the Licensed Marks or Licensor.

6.2 Approval of Materials containing Licensed Marks. Upon request by Licensor, Licensee shall send to Licensor the text and layout of all advertisements, marketing and promotional material, samples, or other documentation relating to the Licensed Services. In the event that Licensor disapproves of use of Licensed Marks in any such material, it shall give written Notice of such disapproval to Licensee within thirty (30) days after Licensee’s delivery of such material to Licensor expressly for Licensor’s approval. Licensee shall not use any material in the advertising, marketing, promotion, or other business associated with Licensed Marks that has been disapproved by Licensor.

6.3 Cost of Business. Licensee shall bear the costs of all advertising, marketing, promotion, or other business associated with the Licensed Services in the Territory.

7. Enforcement.

7.1 Notification. Licensee shall immediately notify Licensor in writing with reasonable detail of any: (a) actual, suspected, or threatened infringement of the Licensed Marks or the Excluded Marks; (b) claim challenging the validity of the Licensed Marks or the Excluded Marks, or any opposition to the Licensed Marks or the Excluded Marks; (c) actual, suspected, or threatened claim that use of the Licensed Marks or the Excluded Marks infringes the rights of any Third Party; (d) Person applying for, or granted, a registered trademark by reason of which that Person may be, or has been, granted rights which conflict with any of the rights granted to Licensee under this Agreement; or (e) other actual, suspected, or threatened claim to which the Licensed Marks or the Excluded Marks may be subject.

7.2 Actions. With respect to any of the matters listed in Section 7.1: (a) Licensor shall have the exclusive right, but not the obligation, to prosecute, defend, or settle in its sole and absolute discretion, all actions, proceedings, and claims; (b) Licensee shall provide Licensor with all assistance that Licensor may reasonably require in the conduct of any claims or proceedings; and (c) Licensor shall bear the cost of any proceedings against Third Parties and will be entitled to retain all sums recovered in any action for its own account.

8. Representations and Warranties.

8.1 Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation or organization;

(b) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d) when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

8.2 Disclaimer of Representations and Warranties. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE LICENSE IS GRANTED ON AN “AS IS” BASIS WITH NO REPRESENTATIONS OR WARRANTIES, AND LICENSOR HEREBY EXCLUDES AND DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSE OR THE LICENSED MARKS, INCLUDING THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ANY WARRANTIES IMPLIED BY ANY COURSE OF DEALING OR TRADE USAGE. Nothing in this Agreement constitutes any representation or warranty by Licensor that:

(a) any Licensed Mark is valid;

(b) any Licensed Mark (if an application) shall proceed to grant or, if granted, shall be valid; or

(c) the exercise by Licensee of rights granted under this Agreement will not infringe the rights of any Person.

9. Indemnification.

9.1 Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its affiliates, officers, directors, employees, agents, successors, and assigns (each, an “Indemnified Party”), from and against all Losses arising out of or in connection with any claim, suit, action, or proceeding (each, a “Claim”) relating to: (a) any actual or alleged breach by Licensee of any representation, warranty, covenant, or obligation under this Agreement; or (b) Licensee’s exercise of its rights granted under this Agreement, including any product liability claim or infringement, dilution, or other violation of any intellectual property rights relating to the production, advertising, marketing, transportation, supply and distribution, sale, or other uses of Licensed Services in commerce in the Territory.

9.2 Indemnification Procedures. The Indemnified Party shall promptly notify the Licensee upon becoming aware of a Claim under this Section 9. The Licensee shall promptly assume control of the defense and investigation of such Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Licensee in connection therewith, in each case at the Licensee’s sole cost and expense. The Indemnified Party may participate in the defense of such Claim, with counsel of its own choosing and at its own cost and expense. Licensee shall not settle any such Claim on any terms or in any manner that adversely affects the rights of any

Indemnified Party without such Indemnified Party’s prior written consent. If the Licensee fails or refuses to assume control of the defense of such Claim, the Indemnified Party has the right, but no obligation, to defend against such Claim, including settling such Claim after giving Notice to the Licensee, in each case in such manner and on such terms as the Indemnified Party may deem appropriate. Neither the Indemnified Party’s failure to perform any obligation under this Section 9.2 nor any Indemnified Party’s act or omission in the defense or settlement of any such Claim will relieve the Licensee of its obligations under this Section 9.2, including with respect to any Losses, except to the extent that the Licensee can demonstrate that it has been materially prejudiced as a result thereof.

10. Term and Termination.

10.1 Term. The initial term of this Agreement (the “Initial Term”) shall be for the time period commencing on the Effective Date and ending on December 31st of the year in which the Effective Date occurs, unless sooner terminated as provided in this Agreement. This Agreement shall automatically renew for successive one (1) year terms thereafter (each a “Renewal Term”, and along with the Initial Term, the “Term”), until the earlier of (i) termination as provided in this Agreement and (ii) Licensor provides a written Notice to Licensee at least thirty (30) days prior to the end of the Initial Term or Renewal Term.

10.2 Termination. Licensor may terminate the License with respect to each of the Licensed Marks upon the later of (a) Licensee’s cessation of use of such Licensed Mark in commerce; or (b) Licensee’s change of name in its jurisdiction of organization to a name that does not include such Licensed Mark. Such termination of any License shall be effective immediately on written Notice to Licensee. Licensor may terminate this Agreement immediately on written Notice to Licensee if:

(a) Licensee is not using any of the Licensed Marks in commerce;

(b) Licensee’s name and the names of its Related Parties do not include any word mark identified as a Licensed Mark;

(c) Licensee breaches this Agreement and if such breach is curable fails to cure such breach within fifteen (15) days of being notified in writing to do so;

(d) Licensee (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(e) Licensee challenges the validity or Licensor’s ownership of any of the Licensed Marks.

10.3 Termination upon Change of Control. This Agreement shall terminate immediately in its entirety if Licensor ceases to own, directly or indirectly, a majority of the outstanding equity of Licensee or the general partner of Licensee, or otherwise ceases to manage, operate, or Control Licensee.

11. Post-Termination Rights and Obligations.

11.1 Effect of Termination. On the expiration or termination of this Agreement for any reason and subject to any express provisions set out elsewhere in this Agreement:

(a) all rights and licenses granted pursuant to this Agreement cease;

(b) Licensee shall cease all use of the Licensed Marks;

(c) Licensee shall cooperate with Licensor in the cancellation of any licenses recorded pursuant to this Agreement and shall execute such documents and do all acts and things as may be necessary to affect such cancellation;

(d) Licensee shall promptly return to Licensor or, at Licensor’s option, destroy, at Licensee’s expense, all records and copies of technical and promotional material in its possession relating to the Licensed Services, and of any Confidential Information of Licensor and all copies thereof.

11.2 Surviving Rights. The rights and obligations of the parties set forth in this Section 1, Section 4.1, Section 4.2, Section 8, Section 9, Section 11, and Section 13, and any right, obligation, or required performance of the parties in this Agreement, which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

12. Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Licensor’s prior written consent, which Licensor may grant or withheld in its sole and absolute discretion. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or reorganization involving Licensee (regardless of whether Licensee is a surviving or disappearing entity) will be deemed to be a transfer of rights, obligations, or performance under this Agreement for which Licensor’s prior written consent is required. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Agreement shall be null and void ab initio. Licensor may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee’s consent.

13. Miscellaneous.

13.1 Further Assurances. Each party shall, upon the reasonable request of the other party, and, except as otherwise expressly set forth herein, at such other party’s sole expense, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

13.2 Notices. Any notice, request, demand, and other communication required or permitted to be given or made hereunder (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed facsimile transmission or electronic mail to a party at the following addresses (or at such other addresses as shall be specified by a party by similar Notice):

If to Licensor:	2000 Post Oak Blvd., Suite 100 Houston, Texas 77056 Attention: Tom Yelich, VP Business Development Facsimile No.: (713) 296-6459

with a copy to (which shall not constitute Notice):	Apache Legal 2000 Post Oak Blvd., Suite 100 Houston, Texas 77056 Attention: General Counsel Telephone: (713 296-6000 Facsimile: (713) 296-6459

If to Licensee:	2000 Post Oak Blvd., Suite 100 Houston, Texas 77056 Attention: Brian Freed Facsimile No.: (713) 296-6459

with a copy to (which shall not constitute Notice):	Apache Legal 2000 Post Oak Blvd., Suite 100 Houston, Texas 77056 Attention: General Counsel Telephone: (713 296-6000 Facsimile: (713) 296-6459

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) calendar days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (iii) if sent by facsimile transmission, when confirmation of transmission is received, or (iv) if sent by electronic mail, when confirmation is received. Whenever any Notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to Notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such Notice.

13.3 Entire Agreement. This Agreement, the instruments to be delivered hereunder, and the Contribution Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants, or undertakings between the parties, other than those expressly set forth or referred to herein or therein.

13.4 Waiver. Any party may waive compliance by the other parties with any of the other parties’ agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such parties. Except as specifically set forth in this Agreement, no failure or delay by a party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

13.5 Binding Agreement. This Agreement is binding upon and shall inure to the benefit of the parties and their respective executors, administrators, successors, legal representatives, and permitted sublicensees and assigns.

13.6 Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Texas without regard to the principles of conflicts of Law principles.

(b) The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America, each located in Texas, over any dispute between or among the parties arising out of this Agreement, and the parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.7 Amendments.

(a) This Agreement may not be amended except by an instrument in writing signed by or on behalf of both parties.

(b) If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 13.7.

13.8 Equitable Relief. Licensee acknowledges that a breach by Licensee of this Agreement may cause Licensor irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, Licensor will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and Licensee hereby waives any requirement for the securing or posting of any bond (unless required by Law, in which case, the parties agree to set the bond at $100) or the showing of actual monetary damages in connection with such relief. These remedies will not be deemed to be exclusive but are be in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

13.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

13.10 No Third-Party Beneficiaries. Except as expressly set forth in Section 9.1 with respect to Indemnified Parties, the terms and provisions of this Agreement are intended solely for the benefit of the parties and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Third Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

APACHE CORPORATION

By	/s/ Stephen J. Riney
Name: Stephen J. Riney
Title: Chief Financial Officer and Executive Vice President

ALTUS MIDSTREAM LP
By: Altus Midstream GP LLC, its general partner

By:	/s/ Terry A. Hart
Name: Terry A. Hart
Title: Chief Financial Officer

EXHIBIT 1 - Licensed Marks

1. ALPINE HIGH GATHERING

2. Alpine High Gathering Design

3. ALPINE HIGH NGL PIPELINE

4. ALPINE HIGH PIPELINE

5. Alpine High Pipeline Design

6. ALPINE HIGH PROCESSING

7. Alpine High Processing Design

8. Alpine High Subsidiary GP LLC

9. Altus Midstream Subsidiary GP LLC

10. ALTUS MIDSTREAM

11. ALTUS MIDSTREAM GATHERING

12. ALTUS MIDSTREAM PIPELINE

13. ALTUS MIDSTREAM NGL PIPELINE

14. ALTUS MIDSTREAM PROCESSING

15. Design Only Mark

EXHIBIT 2 - Excluded Marks

1. ALPINE HIGH 2. ALPINE HIGH (Stylized) 3. ALPINE HIGH OIL PIPELINE 4. ALPINE HIGH POWER COMPANY

EXHIBIT 3 - Form Sublicense

This Trademark Sublicense Agreement (“Agreement”), dated as of                  of                 ,                  (the “Sublicense Effective Date”), is by and between Altus Midstream LP, a Delaware limited partnership, with offices located at [ADDRESS] (“Sublicensor”) and [Identify the specific Related Party] a Delaware limited partnership, with offices located at [ADDRESS] (“Sublicensor”).

WHEREAS, Sublicensor is a party to a Trademark License Agreement (“License Agreement”), dated the 9th of November, 2018 with Apache Corporation, a Delaware corporation with offices located at 2000 Post Oak Boulevard, Suite 100, Houston Texas 77056 (“Licensor”) attached as Attachment A, pursuant to Section 2.3 of which it is authorized to grant a sublicense to Sublicensee.

WHEREAS, Sublicensee is a wholly-owned subsidiary of Sublicensor and is engaged in business in the Sublicensed Field (as defined below) in the Territory.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublicensor and Sublicensee agree as follows:

1. Definitions

All capitalized terms not expressly defined in this Section 1 will have the meaning assigned to them in the License Agreement.

“License Agreement” has the meaning set forth in the recitals.

“Licensor” has the meaning set forth in the recitals.

“Sublicense Effective Date” has the meaning set forth in the preamble.

“Sublicensed Field” means [Insert the scope of business of the Sublicensee which must be limited to one or more of those in Licensed Field, as applicable to the business of Sublicensee].

“Sublicensed Marks” means one or more of the Licensed Marks as applicable to the business of Sublicensee and set forth (and only as set forth) in Attachment B of this Agreement, whether registered or unregistered, including the applications for those trademarks and any registrations which may be granted pursuant to such applications. For the avoidance of doubt, the Sublicensed Marks shall not include any Licensed Marks that are not identified in Attachment B, any domain names, or any trademark that is a derivative of the trademarks set forth in Attachment B, or any Excluded Mark.

“Sublicensee” has the meaning set forth in the preamble

“Sublicensor” has the meaning set forth in the preamble.

2. Sublicense Grant

2.1

Sublicensor grants to Sublicensee, and the Sublicensee hereby accepts, a limited, non-exclusive, revocable, non-sublicensable, non-assignable, and royalty-free sublicense to use the Sublicensed Marks solely on or in connection with the Licensed Services in the Sublicensed Field in the Territory.

2.2

The sublicense granted in Section 2.1 shall not exceed the scope of the license granted to Sublicensor by Licensor pursuant to the License Agreement. Sublicensee expressly acknowledges and agrees that the sublicense granted in Section 2.1 is subject to all restrictions, limitations, and obligations applicable to Licensor set forth in the License Agreement, all of which are incorporated herein by reference, and Sublicensee agrees to comply with all obligations of Sublicensor under the License Agreement except as expressly stated herein.

2.3

Any use of the Sublicensed Marks by Sublicensee shall inure to the benefit of Licensor and qualifies as use by Licensor for the purposes of acquiring and maintaining rights in the Sublicensed Marks. Sublicensee acknowledges that Sublicensee shall not acquire any right, title, or interest in the Sublicensed Marks by virtue of this Agreement other than the sublicense granted hereunder, and Sublicensee hereby irrevocably assigns such rights to Licensor without further action by any of the parties. All goodwill and reputation generated by Sublicensee’s use of the Sublicensed Marks shall inure to the exclusive benefit of Licensor. Sublicensee shall not directly or indirectly contest, dispute, challenge, oppose, or seek to cancel Licensor’s right, title, and interest in and to the Sublicensed Marks.

2.4	Notwithstanding any other provision in this Agreement or the License Agreement, Sublicensee shall have no right or authority to sublicense the Sublicensed Marks.

2.5

No license or other right is or will be created or granted under this Agreement by implication, estoppels or otherwise. All licenses and rights are or will be granted only as expressly provided in this Sublicense Agreement.

3. Quality Control.

3.1

Sublicensee acknowledges and is familiar with the high standards, quality, style, and image of Licensor and the Sublicensed Marks, and Sublicensee shall, at all times, conduct its business and use the Sublicensed Marks in accordance with quality standards that are substantially equivalent to or stricter than those standards used by Licensor for the goods and services offered by it in commerce.

3.2

In exercising its rights under this Agreement, Sublicensee agrees that the business operated by it in connection with the Sublicensed Marks shall comply with all Laws and requirements of any Governmental Entity in the Territory or elsewhere as may be applicable to the operation of its businesses and shall notify Sublicensor of any action that must be taken to comply with such Laws or requirements. Sublicensee shall promptly provide Sublicensor and Licensor with copies of all communications with any Governmental Entity relating to the Sublicensed Marks or the products and services provided by Sublicensee under the Sublicensed Marks.

3.3

Sublicensee shall permit and shall use its best efforts to obtain permission for, Licensor at all reasonable times and on reasonable notice to inspect Sublicensee’s operations under the Sublicensed Marks to ensure compliance with the specifications, standards, and guidance promulgated by Licensor from time to time as relating to the Sublicensed Marks and with other requirements set forth in this Agreement.

3.4

Sublicensee shall ensure that its advertising, marketing, and promotion of the Licensed Services in no way reduces or diminishes the reputation, image, and prestige of the Sublicensed Marks or Licensor.

4. Relationship with the License Agreement

4.1

Sublicensee acknowledges and agrees that this Agreement is subject to and subordinate to the License Agreement. Sublicensee hereby confirms that it has reviewed the terms and conditions of the License Agreement and agree to not perform any acts or omissions that would place Sublicensor in breach of the License Agreement.

5. Representations and Warranties.

5.1

Disclaimer of Representations and Warranties. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SUBLICENSEE ACKNOWLEDGES AND AGREES THAT THE LICENSED MARKS ARE LICENSED TO SUBLICENSEE “AS IS”. LICENSOR HEREBY EXCLUDES AND DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSE OR THE LICENSED MARKS, INCLUDING THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ANY WARRANTIES IMPLIED BY ANY COURSE OF DEALING OR TRADE USAGE. Nothing in this Agreement constitutes any representation or warranty by Licensor that:

(a)	any Sublicensed Mark is valid;

(b)	any Sublicensed Mark (if an application) shall proceed to grant or, if granted, shall be valid; or

(c)	the exercise by Licensee of rights granted under this Agreement will not infringe the rights of any Person.

6. Indemnification.

6.1

Sublicensee shall indemnify, defend, and hold harmless each Indemnified Party from and against all Losses arising out of or in connection with any Claim relating to: (a) any actual or alleged breach by Sublicensee of any representation, warranty, covenant, or obligation under this Agreement; or (b) Sublicensee’s exercise of its rights granted under this Agreement, including any product liability claim or infringement, dilution, or other violation of any intellectual property rights relating to the production, advertising, marketing, transportation, supply and distribution, sale, or other uses of Licensed Services in the Territory.

7. Termination

7.1	This Agreement will commence as of the Sublicense Effective Date and be coterminous with the License Agreement, unless sooner terminated by the Sublicensor.

7.2	This Agreement will automatically terminate with respect to each of the Sublicensed Mark upon the later of:

(a)	Sublicensee’s cessation of use of such Sublicensed Mark in commerce; or

(b)	Sublicensee’s change of name in its jurisdiction of organization to a name that does not include such Sublicensed Mark.

8. Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial.

8.1

This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Texas without regard to the principles of conflicts of Law; provided, however, that no Law, theory, or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in the License Agreement, it being the express intent, understanding, and agreement of the parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint, or concurrent), gross negligence, willful misconduct, strict liability, or other legal fault of any party.

8.2

The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America, each located in Texas, over any dispute between or among the parties arising out of this Agreement, and the parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.3

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

SUBLICENSOR:

By
Name:
Title:

SUBLICENSEE:

By
Name:
Title:

Attachment A

[Copy of the License Agreement]

Attachment B

[Insert only the Licensed Marks that are applicable to the business of the Sublicensee].